UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 30, 2004

TULLY’S COFFEE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	0-26829	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 30, 2004, Tully’s announced the appointment of Mr. John Dresel, 44, as its president and chief operating officer. Mr. Dresel will commence full-time service in this role commencing November 1, 2004 after a transition period in October 2004. Prior to joining Tully’s, Mr. Dresel provided business development and management advisory services to Ackerley Partners LLC, a private investment firm (2002 to October 2004) and Ariel Development, Inc., a real estate development and management firm (March 2004 to October 2004). Since 2002, he has been a part-time instructor for the School of Business at the University of Washington. From 1986 to 2002, Mr. Dresel served in various managerial and executive roles with The Ackerley Group, a media and entertainment company with diversified groups of professional sports teams, outdoor advertising, broadcast and interactive media. Mr. Dresel served as president of the Ackerley Television Group from 2001 to 2002 and as president of Full House Sports and Entertainment and executive vice president of the Seattle SuperSonics from 1992 to 2001. Mr. Dresel served as vice president/general manager of KJR Sports Radio 950 and KLTX Radio 95.7 from 1989 to 1994.

Mr. Dresel will receive a base salary at the annualized rate of $180,000 beginning November 1, 2004, which is subject to periodic review, and be eligible for an annual performance-based bonus (subject to the discretion of the board of directors) and certain other benefits, including a payment in the event of a change in control of Tully’s. For fiscal 2005 and subsequent fiscal years, the amount of Mr. Dresel’s bonus, if any, will be based on his then-current annual base salary and Tully’s earnings before interest, taxes, depreciation and amortization. Mr. Dresel will receive an automobile allowance of $750 per month and will be entitled to all benefits offered generally to Tully’s employees.

The letter also provides that Mr. Dresel will receive options to purchase 500,000 shares of common stock with exercise prices and vesting as follows:

Number of Option Shares:	100,000	100,000	100,000	100,000	100,000

Exercise Price Per Share:	$.01	$.01	$1.50	$2.00	$2.50

Vesting Schedule:	100% on November 1, 2004	100% on November 1, 2005	100% on November 1, 2006	100% on November 1, 2007	100% on November 1, 2008

Mr. Dresel’s employment is generally terminable by either party on 30 days written notice. If Mr. Dresel’s employment is terminated by Tully’s without cause on or before October 31, 2005, he will be entitled to receive severance equal to six months of salary following the termination date (paid ratably over six months) and accelerated vesting with respect to options to purchase the 100,000 shares of common stock that would otherwise vest as of November 1, 2005. If Mr. Dresel’s employment thereafter is terminated without cause by Tully’s, he will be entitled to one year of severance following the termination date (paid ratably over the year) and accelerated vesting with respect to any stock options that would have vested at the next annual vesting date. In the event of Mr. Dresel’s termination as a result of a change in control, all of Mr. Dresel’s unvested stock options will immediately become fully vested and he will be entitled to receive cash compensation for one year paid ratably during the year following in an amount equal to the total cash compensation paid or payable in the most recent calendar year ended (following his third year of service, the cash compensation shall be for a two-year period, paid ratably over two years).

The letter of employment between Tully’s and Mr. Dresel, and the press release announcing Mr. Dresel’s appointment, are attached as exhibits to this Current Report.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
10.1	Letter of Employment for John D. Dresel

99.1	Press Release issued by Tully’s Coffee Corporation on September 30, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: October 5, 2004	By:	/s/ Kristopher S. Galvin
Kristopher S. Galvin
Executive Vice-President and Chief Financial Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description
10.1	Letter of Employment for John D. Dresel

99.1	Press Release issued by Tully’s Coffee Corporation on September 30, 2004.